Exhibit 10.22

***Certain identified information has been omitted from this exhibit because it is both (i) not material and
(ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

COMMERCIAL SUPPLY AGREEMENT

This Commercial Supply Agreement (“Agreement”), is effective February 16, 2017 (the “Effective Date”), by and between (1) SCILEX Pharmaceuticals Inc., a company formed in accordance with and by virtue of the laws of the State of Delaware, having a principal place of business at 301 Lindenwood Drive, Suite 300, Malvern, Pennsylvania 19355, USA (“Scilex”), (2) Oishi Koseido Co., Ltd., a company formed in accordance with and by virtue of the laws of Japan, having its registered office located at 1-933, Honmachi, Tosu, Saga, 841-0037 Japan (“Oishi”), and (3) ITOCHU CHEMICAL FRONTIER Corporation, a company formed in accordance with and by virtue of the laws of Japan, having its registered office located at 5-1 Kita-Aoyama 2-Chome, Minato-Ku, Tokyo 107-0061, Japan (“Itochu”), (Oishi and Itochu are collectively the “Developer”).

Whereas, Scilex and Developer are parties to that certain Product Development Agreement, dated May 11, 2011 (as amended and updated by Memorandum of Understanding, dated May 10, 2012, Assignment and Assumption Agreement, dated February 19, 2013, First Amendment to Product Development Agreement, dated April 2, 2013 and Memorandum, dated July 17, 2013 (collectively the “Development Agreement”), under which Developer agreed to develop for Scilex lidocaine tape products;

Whereas, the Development Agreement sets forth certain terms under which Developer shall supply Scilex with its commercial requirements of the developed lidocaine tape product, but contemplates the Parties entering into a commercial supply agreement in order to further clarify the terms and conditions applicable to such commercial supply; and

Whereas, the Parties now desire to enter into this Agreement as the commercial supply agreement contemplated under the Development Agreement and to have Developer supply Scilex with its commercial requirements of the developed lidocaine tape product under the terms and conditions contained herein.

Now Therefore, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Relationship to the Development Agreement. This Agreement is being entered into in accordance with Section 6.3 of the Development Agreement. The Parties acknowledge that this Agreement is not being executed within the time period contemplated in Section 6.3 of the Development Agreement, but the Parties hereby acknowledge their consent and agreement to any such delay. The Development Agreement shall remain in fall force and effect in accordance with its terms, except that to the extent there are any conflicts between the terms and conditions of this Agreement and those set forth in the Development Agreement, the terms and conditions of this Agreement shall prevail and control with respect to the commercial supply to Product by Developer to Scilex.

2.             Definitions. Capitalized terms used in this Agreement and not otherwise defined when used shall have the meanings specified in this Article 2 or the Development Agreement (as the case may be):

2.1           “Excipients” means an inactive substance that serves as the vehicle or medium for a drug or other active substance included in, or utilized for the manufacture of, the Product.

2.2           “Facilities” means Oishi’s manufacturing facilities at 1-2539, Yamauramachi, Tosu, Saga, 841-0037 Japan.

2.3           “Lead Time” means the time period that begins on the day Itochu receives a Purchase Order for Product from Scilex and ends on the day the Product is dispatched from the Facilities.

2.4           “Lot” and/or “Batch” means a defined quantity of starting material, packaging material or product processed in one process or series of processes so that it could be expected to be homogeneous.

2.5           “Product” means each of the finished (i.e. in finished and fully packaged form ready for commercial sale) products developed under the Development Agreement to be manufactured and supplied by Developer to Scilex under this Agreement and as more specifically detailed in Exhibit A attached hereto.

2.6           “Purchase Order” means a purchase order issued by Scilex to Itochu for the purchase of Product under this Agreement.

3.            Term and Termination.

3.1           Term. Unless earlier terminated pursuant to this Article 3, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for the term of the Development Agreement.

3.2           Termination.

(a)               Either Party may terminate this Agreement for the other Party’s material breach upon sixty (60) days written notice specifying the nature of the breach, if such breach has not been substantially cured within such sixty (60) days period after the receipt of the above notice (if a cure is not capable, the non-breaching Party may terminate this Agreement immediately upon written notice).

(b)               Either Party may immediately terminate this Agreement upon written notice to the other Party if the other Party becomes insolvent, admits in writing its inability to pay debts as they become due, is liquidated, dissolved or ceases to conduct business, makes an assignment for the benefit of creditors, or files or has filed against it a petition in bankruptcy or reorganization proceedings.

(c)               This Agreement shall automatically terminate upon the termination of the Development Agreement.

3.3           Effects of Termination.

(a)               In the event this Agreement is terminated for reasons other than material breach by Developer, Scilex shall pay Developer for all work performed hereunder pursuant to any unfinished Purchase Order(s) prior to such termination.

(b)               In the event this Agreement is terminated for any reason, Scilex shall pay Developer for all sums due and owing to Developer in connection with this Agreement pursuant to the terms hereof, and Developer shall promptly cease performing any work not necessary for the orderly close out of the affected Purchase Order(s) or for the fulfillment of regulatory requirements.

(c)               Within fourteen (14) days following the termination of this Agreement, Developer shall deliver to Scilex or destroy all data and materials provided by Scilex to Developer for the manufacturing and supply activities under the impacted Purchase Order(s).

(d)               Termination of this Agreement, for any reason, shall not release either Party from liability which at said time has already incurred, nor affect in any way the survival of any rights, duties or obligations of either Party which are expressly stated elsewhere in this Agreement to survive termination. Nothing in the immediately preceding sentence shall affect or be construed or operate as a waiver of the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such termination. Without limiting the generality of the foregoing, the Parties agree that Sections 3.3, 8.5, 8.6, 8.7, 8.9, 8.11, and 8.12 and Articles 2,4, 9, 10 and 11 shall survive termination of this Agreement for any reason.

(e)               Neither Party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such Party which complies with the terms of this Agreement whether or not such Party is aware of any such damage, loss or expenses. Termination of this Agreement, for whatever reason, shall not affect the obligation of any Party to make any payments for which that Party may be liable prior to such termination.

4.             General Representations and Warranties.

4.1           Developer Representations. Each of Itochu and Oishi hereby represent, warrant and covenant that:

(a)               It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)               It has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder and to execute this Agreement on behalf of itself and its Affiliates and to so bind itself and its Affiliates to the terms and conditions of this Agreement;

(c)               It has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of itself and its Affiliates and constitutes a legal, valid, binding obligation, enforceable against itself and its Affiliates in accordance with its terms;

(d)               It is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which would reasonably be expected to affect adversely its ability to perform hereunder;

(e)               It shall comply with all applicable anti-bribery laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, and anti-bribery laws in the countries where Developer has its principal place of business and where it conducts activities under this Agreement. Without limiting the generality of the foregoing, it shall not (i) promise, offer, or give (and has not promised, offered or given) anything of value to any government employee or individual acting in an official capacity for the purpose of securing any improper or undue advantage, (ii) accept or receive (and has not accepted or received) any unlawful contributions, payments, expenditures, or gifts, (iii) do (and has not done) business with any country or Person that is the subject of sanctions imposed or administered by the U.S. Treasury Department’s Office of Foreign Assets Control or the UN Security Council or any governmental agency in a jurisdiction in which Developer is organized or doing business; or (iv) violate (and has not violated) any applicable U.S. or other export restriction, anti-boycott regulation, or other applicable laws. At the request of Scilex from time to time during the term of this Agreement, Developer shall provide written certification indicating its understanding and acceptance of its obligations to comply with anti-bribery laws, including the FCPA. Additionally, Developer shall use reasonable efforts to comply with requests for information from Scilex, including answering questionnaires and narrowly tailored audit inquiries, to enable Scilex to ensure compliance with applicable anti-bribery laws, including the FCPA.

4.2           Scilex Representations. Scilex represents and warrants that:

(a)               Scilex is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)               Scilex has the power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations hereunder;

(c)               Scilex has taken all necessary action on its part to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered on behalf of Scilex and constitutes a legal, valid, binding obligation, enforceable against Scilex in accordance with its terms;

(d)               Scilex is subject to no legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which would reasonably be expected to affect adversely its ability to perform hereunder;

(e)               Scilex shall comply with all applicable anti-bribery laws, including the FCPA, as amended, and anti-bribery laws in the countries where Scilex has its principal place of business and where it conducts activities under this Agreement. Without limiting the generality of the foregoing, Scilex shall not (i) promise, offer, or give (and has not promised, offered or given) anything of value to any government employee or individual acting in an official capacity for the purpose of securing any improper or undue advantage, (ii) accept or receive (and has not accepted or received) any unlawful contributions, payments, expenditures, or gifts, (iii) do (and has not done) business with any country or Person that is the subject of sanctions imposed or administered by the U.S. Treasury Department’s Office of Foreign Assets Control or the UN Security Council or any governmental agency in a jurisdiction in which Scilex is organized or doing business; or (iv) violate (and has not violated) any applicable U.S. or other export restriction, anti-boycott regulation, or other applicable laws. At the request of Developer from time to time during the term of this Agreement, Scilex shall provide written certification indicating its understanding and acceptance of its obligations to comply with anti-bribery laws, including the FCPA. Additionally, Scilex shall use reasonable efforts to comply with requests for information from Supplier, including answering questionnaires and narrowly tailored audit inquiries, to enable Developer to ensure compliance with applicable anti-bribery laws, including the FCPA.

5.            Pricing and Payment.

5.1          Product Prices. Pricing for the Product ordered by Scilex per the terms of this Agreement shall be at the Transfer Price as set forth in Exhibit A. Developer shall have the right to adjust Developer’s Acquisition Cost and Exporting Expenses once per calendar year, starting as of 2017, based upon demonstrated increases or decreases in the cost of Developer’s direct labor and direct materials used to manufacture, test, Label, and Packaging of the Product, as well as Developer’s transportation cost, marine insurance charge, and other charges imposed upon the export of the Product. With respect to any increase in Developer’s Acquisition Cost and Exporting Expenses, Developer shall notify Scilex in writing of any increase by September 1st of the year prior to the calendar year in which the price change will go into effect (“Price Change Notice”). Developer shall provide to Scilex, along with such Price Change Notice, documentation of the increase in Developer’s Acquisition Cost.

5.2          Payment Terms. Unless otherwise agreed in writing, Itochu shall invoice Scilex for Product ordered at the time of shipment and shall include with such invoice the Bill of Lading. Scilex shall pay the entire amount of each undisputed invoice within thirty (30) days of the date of Bill of Lading. Each invoice shall set forth, in Japanese Yen, the applicable price for the shipment properly determined in accordance with the provisions of this Agreement.

6.            Forecasts, Purchase Order, Delivery, and Title.

6.1          Purchase of Product. Itochu shall purchase the Product from Oishi, and Scilex shall purchase the Product from Itochu in accordance with this Agreement.

6.2          Forecasts. Scilex shall provide Itochu with a twelve (12) month rolling purchase forecast of the estimated quantities of the Product believed to be required by Scilex in writing, commencing on the date which is three (3) months before the date of the Commercial Launch, and shall update the forecast in writing each month thereafter. For each such forecast, Scilex shall provide Itochu, at least five (5) business days prior to the beginning of each month, with a twelve (12) month non-binding rolling forecast of the estimated quantities of Product believed to be required by Scilex. Itochu shall then provide Oishi with a twelve (12) month non-binding rolling forecast of Product believed to be required by Scilex within five (5) business days of Itochu’s receipt of Scilex’s corresponding forecast. Oishi shall notify Itochu and Scilex within five (5) business days following its receipt of the aforementioned forecast if Oishi lacks the capacity to meet the forecast.

6.3          Purchase Order. All Product ordered by Scilex shall be in the form of a firm written Purchase Order. Each Purchase Order shall contain at a minimum, the following information: the Product and quantity ordered, delivery date, and Purchase Order number for billing purposes. Itochu, after consultation with Oishi, shall furnish Scilex with a notice of acceptance or rejection of each Purchase Order within ten (10) business days from the date of the receipt thereof. If any such notice is not received by Scilex within such period, said Purchase Order shall be deemed to have been accepted by Itochu at the expiration of such period. To the extent there are any conflicts between the terms of any Purchase Order and the terms of this Agreement, the terms of this Agreement shall prevail and control.

6.4          Lead Time and Delivery. The Lead Time for the Product shall not exceed ninety (90) days, unless otherwise mutually agreed to by the Parties in writing (on a Purchase Order-by-Purchase Order basis). With regard to Itochu’s supply of the Product to Scilex, unless expressly provided otherwise in the applicable Purchase Order, shipping terms for the Product shall be DAP (Incoterms 2010) to the seaport(s) in the Territory as designated by Scilex. The Product will be packaged and shipped per the Product Specifications. In the event that any shipment of the Product is anticipated to be late, Developer will promptly notify Scilex of the circumstances for the delay. Developer will make a reasonable effort to minimize the delay. At the request of Scilex, Developer agrees to assume the burden of bearing additional costs associated with overtime production and premium freight for corrective action as a result of delays caused by events under the control of Developer.

6.5          Title. The title of the Product shall be transferred from Oishi to Itochu when the Product is shipped out from the Facilities, and then transferred from Itochu to Scilex when the Product is discharged at the seaport and/or airport in the Territory.

7.            Financial Provision

7.1          Royalty. Royalty in connection with the Development Agreement shall be subject to and governed by the terms of the Development Agreement.

7.2          Terms. Royalty and its related figures, including but not limited to, Net Sales, Net Profits, and Marketing Expenses shall be calculated and fixed from the quarter in which Scilex launches the Product in the Territory, provided, however, this shall include any amounts related to Net Sales, Net Profits and Marketing Expenses, incurred in a quarter just before the launch. For the clarity, each quarter commences from, January, April, July or October.

7.3          Commencement to apply Marketing Expenses. Marketing Expenses in connection to calculation of the Net Profit shall be applicable after November 8, 2016. Marketing Expenses that have been spent before November 8, 2016 should be excluded from the calculation of Net Profit. Marketing Expenses that will be spent from November 8, 2016 to the launching date of the Product can be applicable to the calculation of Net Profit. However, how to split this Marketing Expenses to the quarters of the 1st year after the launch should be determined by Scilex at a time of calculation of Net Profit.

7.4          Direct Marketing and Sales Personnel Cost. Scilex may count the personnel payroll of its division of Sales, Marketing, and Market Access & Development into the Marketing Expenses. The foregoing sentence is not intended to limit what Scilex may include in Marketing Expenses which is defined in the Development Agreement. Scilex shall include the estimated headcount belonging to the divisions mentioned above and related total personnel payroll as part of the information provided under Section 7.2 of the Development Agreement.

7.5          Applicable Marketing Expenses. In calculating the Net Profit as set forth in Section 1.33 of Development Agreement, the total amount of Marketing Expenses shall be limited to [...***...] of Net Sales, provided, however, this clause in Section 7.5 shall be waived during the six consecutive quarters around each launch of a Product in a country in the Territory (“Waiver Period”). Subject to Section 7.3 above, Scilex shall determine and notify the Developer in advance when the Waiver Period shall commence for each Product launch.

8.             Manufacturing, Product Quality and Regulatory.

8.1           Facilities. Oishi shall perform all manufacturing, storage, handling, and testing of the Product at the Facilities. Oishi shall warrant that the Facilities have been recently inspected by the FDA and/or any other required Governmental Authority and are in good standing with said governmental agencies, are fully compliant with cGMPs and that all employees working on the Product whose responsibilities involve work which must be performed under cGMP standards have been properly trained and tested in the requirements of those standards. Oishi additionally warrants that the Facilities hold all necessary licenses and permits from local, state, Federal, and other Governmental Authorities required for the manufacture and testing of the Product and that all such licenses and permits are in full force and effect. Oishi is not aware of the existence of any outstanding violations of any such licenses or permits and warrants that no proceeding is pending or, to the knowledge of Oishi, threatened, seeking the revocation or limitation of any such licenses or permits.

8.2          Performance Standards. Oishi shall manufacture and Itochu shall ship the Product in accordance with the Product Specifications and this Agreement, and shall respectively comply with all applicable cGMPs and all other Applicable Laws in connection with the manufacture, testing, Packaging. Labeling, and shipping of the Product. Notwithstanding the foregoing, in case that Scilex is unable to pay undisputed invoices when due. Developer may refuse delivery of Product or restrict the quantity of Product delivered to Scilex. Scilex shall agree that Developer is not liable for any damage or loss arising from or in connection with refusing delivery or restricting the quantity based on the foregoing.

8.3          Developer. Itochu shall assume the responsibility for interacting with API suppliers, and Oishi shall assume the responsibility for interacting with all Excipient, chemical, component and packaging suppliers as required to deliver the Product in accordance with the terms of the applicable Purchase Order, including the Product Specifications and this Agreement. Itochu shall not change its API supplier, and Oishi shall not change its Excipient, chemical, raw material, component or Packaging suppliers without the prior written consent of Scilex, which consent shall not be unreasonably withheld.

8.4          Supply Chain Security. Oishi shall have in place a comprehensive and effective security program related to the security of the Product. Oishi shall ensure that all Product is stored, handled and tested only at the Facilities and that physical security for the Product is maintained at all times at the Facilities until such time that the Product is transferred to an authorized freight handler at the Facilities. Oishi shall take all necessary steps to prevent unauthorized tampering with the Product.

8.5          Product Warranty. Developer shall warrant that all Product supplied under this Agreement shall, when it is delivered to the warehouse in the Territory Scilex designates, (a) conform with the Product Specifications and with all Applicable Laws, and (b) have shelf-life of not less than nineteen (19) months remaining before the Labeled expiration date. Oishi shall further warrant that the Product shall be manufactured in accordance with applicable cGMPs and with all Applicable Laws. The Product shall be also warranted by Oishi, as of the delivery date to the possession of Itochu’s contractor or representative at the Facilities, and also warranted by Itochu, as of the delivery date to Scilex’s delivery site, not to be adulterated or misbranded within the meaning of the FD&C Act, and not to be an article which may not, under the provisions of section 505 thereof, be introduced into interstate commerce. This warranty shall be a continuing guarantee and shall be binding upon any Product shipped or delivered by Developer to Scilex.

8.6          Limitation of Warranty. THE WARRANTIES SET FORTH IN THIS AGREEMENT AND THE DEVELOPMENT AGREEMENT ARE THE ONLY WARRANTIES MADE BY DEVELOPER WITH RESPECT TO THE PRODUCT AND IS IN LIEU OF ALL OTHER WARRANTIES, TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW. UNDER NO CIRCUMSTANCES WILL ANY PARTY HERETO BE LIABLE FOR INDIRECT, INCIDENTAL AND CONSEQUENTIAL DAMAGES AND/OR LOSS OF PROFITS ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE OR PERFORMANCE OF THE PRODUCT WHETHER ARISING IN AN ACTION OF CONTRACT, TORT OR OTHER LEGAL THEORY, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN ABOUT THE POSSIBILITY OR EXISTENCE OF SUCH DAMAGE OR LOSS. ALL OTHER WARRANTIES WITH REGARD TO THE PRODUCT PURCHASED PURSUANT TO THIS AGREEMENT, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, EXCLUDED FROM THIS AGREEMENT

8.7          Acceptance, Rejection, and Claims. Scilex may visually inspect any or all shipments of Product regarding quantity and appearance (“Inspection”) to determine whether the Product complies with this Agreement and/or Purchase Order. Such Inspection shall be completed by Scilex within fifteen (15) days of Scilex’s receipt of each shipment and/or air freight at the delivery site. If Scilex discovers any Product that has incorrect quantity, incorrect product, or any defects relevant to quantity and/or appearance (collectively, “Defects”), Scilex shall inform Itochu in written notification of its intent of the rejection within the fifteen (15) days after Inspection. Scilex shall be deemed to have accepted any Product that is not rejected in writing within such fifteen (15) day period. After consulting with Oishi, Itochu shall famish Scilex with a written response with the acceptance or disagreement to the intent of Scilex’s rejection within fifteen (15) days of Itochu’s receipt of the notification by Scilex. If no response is received by Scilex in such period, such intent of the rejection shall be deemed to have been accepted by Itochu. If the intent of the rejection is accepted by Itochu, Scilex shall be entitled to the delivery of the shortage amount or replacement, free of charge and free of Defects as soon as reasonably possible. In the event Itochu disagrees with the intent of the rejection by Scilex, the Parties shall resolve the matter upon mutual good faith consultation. Subject to the remaining provisions of this Article 8, in relation to any Defects, the obligations of Developer under this Agreement and the sole remedy of Scilex shall be limited to the delivery of the shortage amount or replacement described in this Section.

8.8          Spoilage Due to Change or Obsolescence. Scilex shall not be liable to Developer for any printed Packaging components, work in progress or finished Product which is damaged, destroyed or which become obsolete or otherwise spoiled and cannot be sold or distributed due to the acts or omissions of Developer.

8.9          Third Party Claims. Oishi shall represent and warrant that it has all rights necessary for the manufacture, sale, and use of Product, without interfering with or infringing upon any patents, copyrights, trademarks, or other intellectual property rights of any Third Party.

8.10        Compliance. Oishi shall agree that its work under this Agreement will be conducted in compliance with all Applicable Laws, and with the standard of care customary in the industry. If requested by Scilex, Oishi shall provide Scilex with a certificate evidencing its accreditation by the appropriate accrediting body. Such accreditation shall remain in force during the term of this Agreement.

8.11        Product Complaints/Reports. Except as otherwise noted below, in the event that Oishi receives any complaint, claim or adverse reaction report regarding any Product, including, but not limited to, notices from the FDA (or any other Governmental Authority) regarding any regulatory non-compliance of Product, Developer shall within seven (7) business days, provide Scilex with all information contained in such complaint, report, or notice and such additional information regarding the Product as may be reasonably requested. Oishi shall comply with FDA (or any other Governmental Authority) requirements tor complaint handling. If Product contains a defect which could or did cause death or serious bodily injury, Oishi shall immediately provide Scilex with a complete description of all relevant details known to Oishi concerning any such incident, including but not limited to, a description of any defect and such other information which may be necessary to report the incident to the FDA or any other Governmental Authority.

8.12        Recalls. Scilex shall have the right to reasonably declare any recall of, or field corrective action to, any Product supplied to Scilex under this Agreement. Oishi shall agree to cooperate with Scilex in connection with any such recall, and shall indemnify Scilex for all reasonable expenses arising from any such recall to the extent the recall is attributable to a breach of any of Oishi’s warranties under this Agreement or is otherwise attributable to a defect in the Product, including without limitation, Oishi’s manufacturing, Packaging and/or Labeling processes. Oishi shall also credit Scilex’s account for the Product recovered and returned to it as a result of the recall. Nothing in this Section 8.12 affects the limitation of Oishi’s liability set out in this Agreement. Scilex undertakes to maintain appropriate up-to-date and accurate records reasonably necessary to enable the prompt recall of any of the Product or any of them from the retail and/or wholesale markets. These records shall include records of deliveries to customers (including delivery date, name and address of customers, and telephone and fax or telex numbers and e-mail address if available).

8.13         Government Inquiries. Without limiting the generality of Section 8.11, Developer shall make commercially reasonable efforts to:

(a)               Respond fully and accurately to all inquiries directed to it by the FDA or any other Governmental Authority with respect to the manufacture, testing, and use of the Product.

(b)               Assist Scilex in responding to inquiries directed to Scilex by the FDA or any other Governmental Authority with respect to the manufacture, testing, and use of the Product.

(c)               Promptly inform Scilex of the existence and substance of any inquiry, investigation or inspection initiated by the FDA or any other Governmental Authority, department or body relating to the Product or its manufacture. The existence of any such inquiry, investigation or inspection shall not alone constitute a breach of this Agreement or excuse any performance due under this Agreement. Oishi shall immediately provide Scilex with copies of any and all inspection reports, letters, documents or similar instruments submitted or received from the FDA or other Governmental Authority related to the Product or its manufacture, testing or use.

8.14         Inspection of Manufacturing Facilities.

(a)               Notwithstanding Section 2.3 of the Development Agreement, Oishi shall permit Scilex and its agents, during business hours and upon prior written notice to Developer, to inspect, at the expense of Scilex, the Facilities where the Product is manufactured, handled, stored or tested, as well as all processes relating to the manufacture, handling, storage, or testing of the Product, as well as all manufacturing, handling, storage, and test records regarding the Product.

(b)               Oishi shall extend the same inspection privileges set forth above to agents of the FDA or any other Governmental Authority, as required, and shall promptly notify Scilex of any such inspection. Developer shall provide Scilex with copies of any and all inspection reports from the FDA or other relevant Governmental Authority regarding the manufacture of the Product within five (5) business days of receipt of such reports.

(c)               Oishi shall warrant and agree that it will correct, at its own expense and within a reasonable amount of time from the date of notification, all deficiencies and/or non-conformances found during a Scilex, FDA, or Governmental Authority audit; and that it will correct or issue an approved plan, including timetable, to correct all deficiencies and/or non-conformances within no more than twenty (20) business days of such notification.

8.15         Quality Control Testing. Oishi shall perform quality control testing in accordance with the Product Specifications for release of each Lot of Product to Scilex. Quality control testing shall include all testing associated with the production of the Product, including, but not limited to, incoming component and raw material testing, in-process testing, and final release testing. Oishi shall provide all such testing data (including, without limitation, testing of API and Excipients, and in-process Product testing) to Scilex if Oishi is requested to provide the same. A COA shall accompany each Product shipment. Each COA shall be in accordance with the format approved by Scilex, certifying that the Product has met ail Product Specifications. Any Third Party or contract laboratory used for the testing of the Product shall be approved in writing by Scilex prior to its use for that purpose, such approval not to be unreasonably withheld or delayed.

8.16         Stability Testing. Oishi shall be responsible for performing ongoing stability studies of the Product, maintaining stability protocols, storage of stability samples, testing the samples in accordance with the protocols and reports for the studies. Scilex shall have access to the stability reports generated by Oishi, including historic stability data.

8.17         Product Specifications and Change Control.

(a)               The Product Specifications may be changed from time to time, without requiring any amendment to this Agreement, upon the mutual written agreement of the Parties. Such changes shall be communicated in writing to Developer, and Developer shall implement the agreed changes as soon as practicable. Changes to Product form, fit or function may be suggested by either Party. In the event a change to the Product Specifications is agreed upon by the Parties, the Parties will negotiate an equitable price adjustment and any cost Oishi incurs as a result of such change (if applicable).

(b)              Oishi shall not make any changes to the manufacturing process (including Batch size), Facilities, or equipment used in the manufacture of the Product without Scilex’s prior written approval, such approval not to be unreasonably withheld. The Product Batch record may be updated with editorial changes as long as these changes do not correspond to process changes.

(c)               Scilex shall use commercially reasonable efforts to provide Developer with sufficient written notice of any instructions or requirements of a government regulatory agency that may require a change of the Product Specifications. Upon the receipt of the above written notice, Developer shall make commercially reasonable efforts to notify Scilex if any such changes in the Product Specifications shall render Developer unable to supply the Product in accordance with the term and conditions of this Agreement.

8.18         Technical Assistance. Developer shall provide Scilex with certain technical support regarding the Product as reasonably requested by Scilex, including, but not limited to, analytical test methods, method development, physical and chemical properties, and use of the Product.

8.19         Quality Agreement. Developer and Scilex have executed the written Quality Agreement attached hereto as Exhibit B (the “Quality Agreement”). All provisions in relation to the commercial supply of the Product in the Quality Agreement are incorporated herein and made a part of this Agreement by reference. To the extent there are any conflicts between the terms of the Quality Agreement, the terms of this Agreement shall prevail and control.

9.             Indemnification and Insurance.

9.1          Indemnification. Any Third Party claim, suit or cause of action arising out of a breach by a Party of any representation, warranty or obligation under this Agreement, or a failure by a Party, or its Affiliates, to comply with all Applicable Laws during the term of this Agreement, or the negligence or willful misconduct of a Party, shall be subject to and governed by Article 14 of the Development Agreement.

9.2          Insurance. Both Parties, at their respective cost and expense, shall respectively maintain appropriate insurance including, but not limited to, commercial general liability insurance with broad form contractual liability with reputable and financially secure insurance carries; to secure any liabilities towards third parties due to the defects of the Product and other liabilities for human or physical losses that may be incurred from the import, export, promote and sale of the Product under this Agreement, with limits of not less than five million US Dollars ($5,000,000) per occurrence, and five million US Dollars ($5,000,000) annual aggregate. Both Parties shall respectively ensure that such insurance coverage will remain in place for a period of at least three (3) years following the termination of this Agreement for any reason. A certificate of the above insurance indicating such coverage shall be delivered by each Party to the other Party upon written request.

10.           Confidentiality. Confidential and/or proprietary information exchanged among the Parties in connection with this Agreement shall be subject to and governed by Article 12 of the Development Agreement.

11.           Miscellaneous.

11.1        Interpretation and Construction. Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) words using the singular or plural number also include the other; (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, and (v) words of any gender include each other gender. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings and paragraph captions in this Agreement are for reference and convenience purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be interpreted or constructed in favor of or against either Party because of its effort in preparing it.

11.2        Independent Contractor Status. It is understood and agreed that nothing in this Agreement nor any agreements related hereto is intended to nor shall create a partnership between the Parties. The Parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither Party hereto is to be considered the agent, partner, joint venturer or employee of the other Party for any purpose whatsoever, and neither Party shall have any authority to enter into any contracts (other than settlement agreements pursuant to the applicable provisions of this Agreement) or assume any obligations for the other Party nor make any warranties or representations on behalf of that other Party.

11.3        Waiver and Modification. The waiver by either Party of a breach of any provision contained herein shall only be effective if in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or obligation or the waiver of the provision or obligation itself. This Agreement shall not be changed, modified, amended or supplemented except by an express written instrument signed by both Parties.

11.4        Assignment. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and approved assigns, provided, however, that neither Party shall assign or transfer this Agreement whether by operation of law or otherwise without the prior written consent of the other Party, except that no consent shall be required if such assignment or transfer by operation of law is in connection with a merger or acquisition or sale of all or substantially all of the assets of the assigning Party. Any assignment or transfer in contravention of this Agreement shall be null and void.

11.5       Severability. If any provision of this Agreement is held by an arbitrator or court of competent jurisdiction to be void or unenforceable, such provision will be deemed modified and will be interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in fall force and effect.

11.6        Further Assurances. Each Party hereto agrees to undertake and carry out their respective obligations in connection with this Agreement in good faith, and shall cooperate with each other in good faith throughout the performance of this Agreement. Each Party hereto agrees to execute, acknowledge and deliver such farther instruments and documents, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.7        Use of Party’s Name. Except as otherwise required by Applicable Law, no right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement. For clarity, it is understood that nothing herein shall prohibit either Party from using the name of the other Party (i) in certain of such Party’s disclosure documents including those filed or disclosed in order to comply with its obligations under Applicable Law or the listing standards or agreements of any national or international securities exchange or The NASDAQ Stock Market or other similar laws of a Governmental Authority, (ii) to respond to an inquiry of a Governmental Authority, or (iii) in a judicial, administrative or arbitration proceeding, or from disclosing the fact that it has supplied or received Product from the other Party so long as such use of the other’s name is limited to statements of fact and is not done in a manner to suggest or imply endorsement by the other Party.

11.8        Notices. Any notice or other communication to be given under this Agreement by any Party to any other Party shall be in writing and shall be either (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by reputable overnight express delivery service or same-day local courier service, (d) delivered by confirmed (or answered back) telex or facsimile transmission, to the address of the applicable Party as set forth below, or to such other address as may be designated by the Parties from time to time in accordance with this Section. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given ten (10) business days after mailing and five (5) business days after expedited mailing services. Notices delivered by telex or facsimile transmission shall be deemed given upon receipt by the sender of the answerback (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission); provided, however, that telex or facsimile that is sent after 5:00 pm (recipient’s local time) shall be deemed given at 9:00 am (recipient’s local time) on the next business day.

If to Scilex at:	SCILEX Pharmaceuticals Inc. 27101 Puerta Real, Suite 240 Mission Viejo, CA 92691, USA Attention: Chief Operating Officer Facsimile Number: 1 (949) 247-5099

If to Itochu at:	ITOCHU CHEMICAL FRONTIER Corporation 5-1 Kita-Aoyama 2-Chome, Minato-Ku Tokyo, 107-0061, Japan
Attention:	Executive Officer Chief Operating Officer Pharmaceutical Division
Facsimile Number: +81-3-3497-4543

If to Oishi at:	Oishi Koseido Co., Ltd. 1-933, Homnachi, Tosu, Saga, 841-0037 Japan Attention: President Facsimile Number: +81-942-83-2019

or to such other address as each Party may designate for itself by like notice.

11.9        Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles thereof, other than those which may permit designation of New York law. All disputes arising under or related to this Agreement shall be subject to Section 17.9 of the Development Agreement, and unless any dispute shall be resolved thereunder, any claim, dispute or controversy arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be submitted by the Parties in dispute to binding arbitration pursuant to Section 17.10 of the Development Agreement.

11.10      Force Majeure. A Party shall not be liable for nonperformance or delay in performance, except for defaulted obligations of payment, to the extent that such nonperformance or delay in performance is not due to its negligence and is caused by any event reasonably beyond the control of such Party, including wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, terrorist act, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency. In the event of any such delay, the delayed Party may defer its performance for a period equal to the time of such delay, provided that the delayed Party gives the other Party written notice thereof promptly and, in any event, within thirty (30) calendar days of discovery thereof; and uses its good faith efforts to cure the excused breach.

11.11     Entire Agreement. This Agreement and any Exhibits attached hereto, constitute the entire agreement between Developer and Scilex with respect to the Product and supersede all prior representations, understandings and agreements with respect to the Product, excluding the Development Agreement.

11.12     Counterparts. This Agreement may be executed in one or more counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which together shall constitute one instrument.

11.13     Third Party Beneficiaries. No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Third Party, and no such Third Party shall have any right or cause of action hereunder.

11.14     Responsibility for Related Entities. Scilex shall be liable for (1) responsibilities attributed to Scilex under this Agreement, (2) all illegal acts of Scilex, and (3) any action or inaction caused by an Affiliate or subcontractor of Scilex in connection with this Agreement. Oishi shall be solely liable for (1) responsibilities attributed solely to Oishi under this Agreement, (2) all illegal acts of Oishi, and (3) all actions or inactions of its Affiliates and subcontractors in connection with this Agreement. Itochu shall be solely liable for (1) responsibilities attributed solely to Itochu under this agreement and (2) any illegal acts of Itochu, and (3) all actions or inactions of its Affiliates and subcontractors in connection with this Agreement. Anything else in this Agreement notwithstanding, each of Oishi and Itochu shall be jointly and severally liable for all responsibilities ascribed to “Developer” in this Agreement including all subcontractors associated with such responsibilities; provided, however, that if Itochu and Oishi enter into a written agreement that allocates Developer responsibilities between Oishi and Itochu then from and after the date that Oishi and Itochu provide a true and complete copy of such agreement to Scilex and for so long as such agreement applies in such form (not amended or modified) then (a) Oishi shall be solely responsible for such Developer responsibilities clearly allocated solely to Oishi and arising solely after such agreement has been provided to Scilex, and (b) Itochu shall be solely responsible for such Developer responsibilities clearly allocated solely to Itochu and arising solely after such agreements has been provided to Scilex. To the extent that there is any dispute and/or confusion about whether Itochu or Oishi is responsible for a liability the burden of proof shall be on Oishi and Itochu to prove which is responsible and Itochu and Oishi shall remain jointly and severally liable until such allocation has been determined. Notwithstanding the foregoing, each of Itochu and Oishi shall not be liable for any inability to perform its Developer obligations hereunder if the other Developer Party becomes insolvent, admits in writing its inability to pay debts as they become due, is liquidated, dissolved or ceases to conduct business, makes an assignment for the benefit of creditors, or files or has filed against it a petition in bankruptcy or reorganization proceedings.

[Signatures on Following Page]

In Witness Whereof, the Parties hereto have executed this Agreement as of the Effective Date.

SCILEX Pharmaceuticals Inc.		Oishi Koseido Co., LTD

By:	/s/ Anthony P. Mack	By:	/s/ Ryoji Nonaka
Name:	Anthony P. Mack	Name:	Ryoji Nonaka
Title:	President	Title:	President
Date:	March 22, 2017	Date:	March 9, 2017

Itochu Chemical Frontier Corporation

		By:	/s/ Kenji Hakoda
		Name:	Kenji Hakoda
		Title:	Executive Officer, Chief Operating Officer Pharmaceutical Division
		Date:	February 27, 2017

Exhibit A

Product and Pricing

Description	Transfer Price (in Japanese Yen) (as of the Effective Date)	Minimum Order Quantity (Patches)*
ZTlido™ 1.8% in cartons containing 30 patches in one carton (transportation by ship)	Developer’s Acquisition Cost: […***…] + Exporting Expenses: […***…] Transfer Price: […***…] (DAP US main port)	[…***…]

Description	Transfer Price (in Japanese Yen) (as of the Effective Date)	Minimum Order Quantity (Patches)*
ZTlido™ 1.8% in cartons containing X patches in one carton (for professional samples) (transportation by ship)	Developer’s Acquisition Cost: […***…] + Exporting Expenses shall be determined later. Transfer Price shall be determined later. (DAP US main port)	[…***…]

Description	Transfer Price (in Japanese Yen) (as of the Effective Date)	Minimum Order Quantity (Patches)*
Placebo Patch in XXXXX (transportation by ship)	Developer’s Acquisition Cost shall be determined later. + Exporting Expenses shall be determined later. Transfer Price shall be determined later. (DAP US main port)	[…***…]

Exhibit B

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

Technical Agreement on Responsibility Defined Regarding Manufacture and Quality Control for the Pharmaceutical(s) listed in Appendix II – hereinafter called PRODUCT(S)

among

Oishi Koseido Co., Ltd. (OISHI)
Address: 1-933, Hon-Machi, Tosu, Saga 841-0037 Japan.

and

SCILEX Pharmaceuticals, Inc. (SCILEX)
Address: 301 Lintienwood Drive, Suite 300, Malvern, PA 19355, USA.

and

ITOCHU CHEMICAL FRONTIER Corporation (ITOCHU)
Address: 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-0061 Japan

This Technical Agreement shall be incorporated into and made a part of the Product Development Agreement by and the parties set forth above (“Product Agreement”). All the terms and conditions stipulated in the Product Agreement shall govern this Technical Agreement. Should any of the terms of this Technical Agreement conflict with the general terms and conditions of the Product Agreement, the terms and conditions of this Technical Agreement shall govern with respect to quality and GMP issues, in all other cases, the Product Agreement shall govern. The terms used in this Technical Agreement shall have the same meanings as such terms in the Product unless defined otherwise herein. Notwithstanding anything contained herein to the contrary, the parties acknowledge that they will be negotiating a new Supply Agreement (“New Agreement”), which will supersede and replace the Product Agreement with respect to the manufacture and supply of the Product, The parties hereby agree that, upon execution of the New Agreement, this Technical Agreement shall be incorporated into the New Agreement and shall be governed by the terms and conditions thereof.

Preamble

Contract manufacture, in pharmaceutical industry, means production, processing, testing and/or packaging of materials or pharmaceuticals under shared responsibility, where OISHI - according to agreed formulations or instructions - will produce, process, test or package in his own responsibility and may only deviate from any written agreements entered into upon the advance written consent of SCILEX. The responsibility for distribution of the pharmaceutical to be sold to the consumer shall rest with SCILEX or the pharmaceutical company under whose name the drug is to be distributed.

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

The following is agreed:

1.	SCOPE OF WORK

1.1.	OISHI is required to manufacture and assemble the PRODUCT(S) listed in Appendix II in accordance with US FDA GMP requirements as defined in 21 CFR Parts 210 and 211 and applicable guidance.

1.2.	The Technical Agreement does not cover the distribution of these PRODUCT(S) to the market.

1.3.	PRODUCT(S) may be added to or deleted from Appendix II by mutual written agreement and the change in the form of a newly stated Appendix II.

2.	MANUFACTURE INSTRUCTIONS. INFORMATION, ETC.

2.1.	SCILEX shall agree with OISHI all formulas, specifications, production processes, methods of analysis, as well as all relevant data, know-how, instructions and safety information, in writing, necessary for the proper manufacture of the PRODUCT(S).

2.2.	OISHI must disclose to SCILEX any technical improvement or development for the manufacturing of the PRODUCT(S).

2.3.	As a result of the development work carried out by OISHI, OISHI has supplied SCILEX with all the batch manufacturing, assembly and analysis instructions necessary to obtain a Marketing Authorisation.

2.4.	OISHI must manufacture, package and analyse the PRODUCT(S) strictly in accordance with the agreed instructions and must not change in any significant way from these instructions,

2.5.	If it becomes necessary to change the manufacturing, packaging or analysing procedure these may only be made after consulting SCILEX and upon a written approval of SCILEX in a timely manner.

OISHI shall carry out any change in their manufacturing methods and specifications/test methods after obtaining the written permission of SCILEX in case that the change may affect the quality of the PRODUCT(S).

Change mentioned above is in the followings:

(i) Manufacturer (name and/or address)

(ii) Manufacturing site (name and/or address)

(iii) Production process

(iv) Specification and test methods

(v) Building and production facilities

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

(vi) Transport conditions

(vii) Responsible person of manufacturing site

2.6.	Where required, SCILEX will arrange the variation of their Marketing Authorisation to include the relevant details of OISHI in a timely manner.

2.7.	SCILEX must inform OISHI of any change they make to their Marketing Authorisation before any batch of bulk/finished product that is affected by this change will be released to SCILEX.

2.8.	Appendix IV lists the delimitation of pharmaceutical responsibilities for SCILEX PRODUCT(S) and is signed by SCILEX and OISHI responsible persons from manufacturing site used.

2.9.	The Specification of Finished Product-Technical Information which contains the Manufacturing and Packaging Instructions will be submitted to SCILEX in order to obtain a written approval from SCILEX. Then the preparation for each master document can start for the manufacturing.

2.10.	The Contact Persons of both parties are listed in Appendix III.

3.	MANUFACTURE REQUIREMENTS

3.1.	OISHI must conduct the manufacture under suitable conditions and controls in accordance with US FDA GMP requirements as defined in 21 CFR Parts 210 and 211 and applicable guidance where local licenses are needed from the Authorities. These must be obtained by OISHI.

3.2.	Oishi is responsible for carrying out, or having carried out on its behalf, an audit of the manufacturer of the active substances.

4.	SUPPLY, ANALYSIS AND APPROVAL OF INGREDIENTS AND PACKAGING MATERIALS

4.1.	OISHI is responsible for the supply of materials listed in Specification of Finished Product-Technical Information, from suppliers agreed by OISHI. The materials are to be shown to comply with the appropriate specification. The specification must be adopted by SCILEX as described in the Specification of Finished Product-Technical Information and agreed to be suitable.

4.2.	OISHI is responsible for providing die-cut drawings and SCILEX shall be responsible for the design, content and approval of artwork proofs, e.g. cartons, leaflets, labels if product is to be delivered in finished packs where applicable,

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

4.3.	Final print proofs before printing shall be provided to SCILEX for final approval on a PDF file format. SCILEX shall send signed final approvals by fax or by e-mail to OISHI via ITOCHU (to speed up time).

4.4.	OISHI will be responsible for the sampling, testing and release of primary, secondary packaging materials and final packaging materials.

5.	STORAGE CONDITIONS

5.1.	OISHI must store all ingredients, packaging materials and PRODUCT(S) under suitable physical conditions, in accordance with requirements listed in the Specification of Finished Product - Technical Information where applicable.

5.2.	OISHI shall specify storage conditions, if appropriate, in the manufacturing instructions.

6.	MANUFACTURE

6.1.	The manufacture of the PRODUCT(S) listed in Appendix II shall be done in batches, ensuring adherence to the regulations agreed upon in section 3.1, in accordance with the manufacturing formulas and processing instructions as described in the Specification of Finished Product-Technical Information, as well as ensuring the quality in accordance with the product specifications.

6.2.	Batch numbers, expiry dates, labelling and other packaging information shall be in accordance with details described in the Specification of Finished Product-Technical Information.

7.	CONTROLS DURING AND AFTER MANUFACTURE

7.1.	OISHI shall conduct a stability testing for the finished product

7.2.	Stability testing will be conducted within three (3) days of the scheduled pull.

7.3.	OOS/OOT results will be reported to SCILEX within one (1) business day.

7.4.	OISHI will provide results of OOS investigations to SCILEX for review within three (3) days of completion and will keep SCILEX informed of the investigation plans and timelines where additional testing is required.

8.	PRODUCT QUALITY AND CONTROL

8.1.	OISHI will be responsible for performing all the required analyses of the finished PRODUCT(S). The final release of the product shall be in accordance with Appendix IV.

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

8.2.	Oishi shall generate a periodic or rolling quality review and provide it to SCILEX upon request. Such review shall be conducted in accordance with current GMP guideline

8.3.	For each batch, OISHI must retain reference samples sufficient to permit repeat testing in duplicate. Such samples will be retained for one year beyond the shelf life of the product. Half of these samples are available to SCILEX upon request, in particular case and if justified.

8.4.	If a batch fails to meet the specification OISHI must refer to SCILEX for instructions on how to proceed if correction or reprocessing is thought possible, or on how to dispose of the batch.

8.5.	OOS/OOT results will be reported to SCILEX within 1 business day.

8.6.	OISHI will provide results of OOS investigations to SCILEX for review within three (3) days of completion and will keep SCILEX informed of the investigation plans and timelines where additional testing is required.

8.7.	On each occasion when there are quality problems the circumstances should be investigated and action taken to prevent a recurrence.

8.8.	OISHI will contact SCILEX within one (1) business day of any significant deviations with potential to impact the safety, quality, identity, purity or potency of the drug product including any failure to meet a critical parameter or in-process specification.

8.9.	SCILEX will review and comment on deviation reports and investigations in a timely manner and provide all reasonable assistance to their resolution, OISHI will work to complete investigations and resulting CAPAs in a timely manner in accordance with their SOPs and GMP expectations.

9.	DOCUMENTS TO BE PROVIDED TO SCILEX

OISHI provides SCILEX with following documents with each product delivery:

-	Certificate of Analysis (CoA) for the finished product
-	Certificate of Compliance

OISHI provides SCILEX with following documents with one batch per year.

-	Executed batch records (However, Initial three batches are provided to SCILEX)
-	Per the SCILEX supplier quality system, a reasonable number of additional records may be requested where warranted based on product quality complaints or observations in routine batch review,

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

10.	MISCELLANEOUS

10.1.	OISHI agrees not to undertake any manufacture that causes a conflict in the handling of PRODUCT(S) without notifying SCILEX of the change.

10.2.	If OISHI becomes unable to prepare the PRODUCT(S) to the quality and to meet the specifications required by SCILEX, then both parties shall have discussions to determine technical solutions. Only changes to specifications and methods agreed by SCILEX in advance are permitted.

10.3.	OISHI may not make use of a sub-contractor for Finished Product manufacturer or testing without the advance written approval of SCILEX.

10.4.	OISHI will establish the contract with the subcontractor outlining and defining all responsibilities between the parties.

10.5.	SCILEX reserves the right to inspect OISHI premises and facility that is used for the manufacture of the PRODUCT(S) and is mentioned in their Marketing Authorisation at mutually acceptable times.

10.6.	All disputes arising from this Technical Agreement shall be settled in an amicable way. Any legal proceeding shall take place in the state of New York, U.S.A. Final decisions relating to the release for sale or suitability for use of PRODUCT(S) must rest with SCILEX.

10.7.	In this document “in writing” shall include the use of e-mail and Fax (if appropriate and with or without pdf format file).

10.8.	In the event of customer complaints arising concerning the quality of PRODUCT(S) these will be managed and answered by SCILEX but any technical assistance in investigating the batch history must be given by OISHI. It is the duty of OISHI to inform SCILEX of any circumstances that may lead to a potential Product Recall.

10.9.	Pharmacovigilance is the responsibility of SCILEX.

10.10.	Change History: All changes to this Technical Agreement are recorded on the Change History sheet (Appendix I)

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

Oishi Koseido Co., Ltd.	SCILEX Pharmaceuticals, Inc.

Place and date, Saga 1/27/2016	Place and date, Boulder CO 1/19/2016

/s/ Kenichi Ito	/s/ Kip Vought
Kenichi Ito Quality Assurance Head	Kip Vought, V.P. Development

ITOCHU CHEMICAL FRONTIER Corporation

Place and date, Tokyo, Japan 1/26/2016

/s/ Kenji Hakoda
Kenji Hakoda, Chief Operating Officer, Pharmaceutical Division

Technical Agreement No. 160108 Rev. 01	Quality Agreement Among OISHI, SCILEX and ICF	Date of issue: 18/1/2016

List of Appendices

Appendix I	Change History

Appendix II	List of Pharmaceutical Products

Appendix III	Contact Person List

Appendix IV	Delimitation of Pharmaceutical Responsibilities

Specification of Finished Product - Technical Information

Technical Agreement No. 160108 Rev: 01	Change History Appendix I To Quality Agreement	Date: 18/1/2016

Rev.	Change	Date
01	New edition	18/1/2016

Technical Agreement No. 160108 Rev: 01	List of Pharmaceutical Products Appendix II To Quality Agreement	Date: 18/1/2016

Product	Dosage form	Markets	Manufacturing site(s)
ZTlido (lidocaine)	1.8% patch	U.S.A.	Oishi Koseido Co., Ltd. In Japan

Technical Agreement No. 160108 Rev: 01	List of Pharmaceutical Products Appendix II To Quality Agreement	Date: 18/1/2016

Oishi Koseido Co., Ltd. Yamaura Plant 2539-1, Yamaura-Machi, Tosu, Saga 841-0084 Japan.
Manufacturing Director Name: Tatsuya Mori [...***...]	Quality Control Manager Name: Takeru Ishida [...***...]	Quality Assurance Manager Name; Shinsuke Shigyo [...***...]
Quality Assurance Head Name: Kenichi Ito [...***...]	Supply Chain Manager Name; Kazunari Kitanobo [...***...]

SCILEX Pharmaceuticals, Inc. 301 Lindenwood Drive, Suite 300 Malvern, PA 19355, USA. [...***...]
Manufacturing Director Name: Kip Vought [...***...]	Quality Control Manager Name: Nikolas Burlew [...***...]	Quality Assurance Manager Name: Niklolas Burlew [...***...]
Regulatory Compliance Manager Name: Kip Vought [...***...]	Managing Director Name: Kip Vought [...***...]	Supply Chain Manager Name:Kip Vought [...***...]

ITOCHU CHEMICAL FRONTIER Corporation 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-0061 Japan [...***...]
Name: Shlntaro Hayashi [...***...]	Name: Kenji Hakoda [...***...]	Name: Akrra Kikuchi [...***...]

Technical Agreement No. 160108 Rev: 01	Delineation of Pharmaceutical Responsibilities Appendix IV To Quality Agreement	Date: 18/10/2016

Product name:	See Appendix II – List of Pharmaceutical Products

Manufacturing site:	Oishi Koseido Co., Ltd. Yamaura Plant 2539-1, Yamaura-Machi, Tosu, Saga 841-0084 Japan.

Responsibility	OISHI	SCILEX	Not applicable
Marketing Authorisation (Maintenance and update)
Active Substance:
Approval of specifications and supplier	X
Assessment and auditing of suppliers	X
Purchasing	X
Testing/Quality Control and release	X
GMP control and storage	X
Retention samples	X
Provide notifications to SCILEX of any planned	X
changes to specifications or supplier
Other Ingredients:
Preparation and approval of specifications	X	X
Assessment and approval of suppliers	X
Purchasing	X
Testing/Quality Control and release	X
GMP control and storage	X
Retention samples	X
Primary Packaging Materials:
Preparation and approval of specification	X	X
Delivery of die-cut drawings	X
Delivery of artwork	X	X
Approval of final proof of print		X
Assessment and approval of suppliers	X
Purchasing	X
Quality Control and Release	X
Retention samples	X
Secondary Packaging Materials:
Inserts/Labels/Cartons:
Preparation and approval of specification	X	X
Delivery of die-cut drawings	X
Delivery of artwork	X	X
Approval of final proof of print		X
Assessment and approval of suppliers	X
Purchasing	X

Technical Agreement No. 160108 Rev: 01	Delineation of Pharmaceutical Responsibilities Appendix IV To Quality Agreement	Date: 18/10/2016

Responsibility	OISHI	SCILEX	Not applicable
Quality Control and Release	X
Manufacturing:
Manufacturing Formula	X
Preparation of Manufacturing batch record	X
Approval of Manufacturing batch record	X	X
Process, analytical & cleaning validations	X
Equipment maintenance and qualification	X
In Process control	X
Investigating manufacturing deviations	X
Review and approval of significant deviations		X
Bulk Product (valid when released as bulk products
Specification and expiry period	X	X
Quality Control release for dispatch	X
Review of executed batch records (1 Jot per year)		X
Signed batch records	X
Retention Sample	X
Product complaints and recall	X	X
Secondary packaging		X
Record retention	X
Final release of the finished product for sale		X
Finished Product; (valid when released as finished prod.}
Specification and expiry period	X	X
Quality Control release for dispatch	X
Review of executed batch records (1 lot per year)		X
Signed batch records, CoA, CoC	X
Retention Samples	X	X
Product complaints and recall	X	X
Packaging instructions	X
Packaging/In process control	X
Packaging/Batch Record	X	X
Record retention	X
Final Release of Finished Product for sale		X
Stability testing	X
Documents to be provided with each delivery:
CoA	X
CoC	X

Technical Agreement No. 160108 Rev: 01	Delineation of Pharmaceutical Responsibilities Appendix IV To Quality Agreement	Date: 18/10/2016

Other special requirements (if applicable):

General transport conditions.

Transport by ship

-	One single patch is put into a pouch and five or 30 packages are put into cases. Cases are put into a carton.
-	All shipments are delivered with data loggers; the temperature loggers. (Data loggers are provided to OISHI from SCILEX)
-	Keep between 20 -25 °C (excursion limit 15 -30 °C)

Transport by truck

-	One single patch is put into a pouch and five or 30 packages are put into cases. Cases are put into a carton.
-	Individual small cartoon boxes (shippers) are packed into outer boxes and put on a pallet.
-	Each pallet is labelled.
-	All shipments are delivered with data loggers; the temperature loggers. (Data loggers are provided to OISHI from SCILEX)
-	Keep between 20 -25 °C (excursion limit 15 -30 °C)

Technical Agreement No. 160108 Rev: 01	Delineation of Pharmaceutical Responsibilities Appendix IV To Quality Agreement	Date: 18/10/2016

SCILEX Pharmaceuticals, Inc.:

/s/ Kip Vought	Date:	1/19/2016
Name: Kip Vought

Oishi Koseido Co., Ltd.:

/s/ Kenichi Ito	Date:	1/27/2016
Name: Kenichi Ito

ITOCHU CHEMICAL FRONTIER Corporation:

/s/ Kenji Hakoda	Date:	1/26/2016
Name: Kenji Hakoda